**TERRITORY OF THE BRITISH VIRGIN ISLANDS**
**BVI BUSINESS COMPANIES ACT, 2004**

EFDD59CEAA

# CERTIFICATE OF CHANGE OF NAME
**(Section 21)**

The REGISTRAR OF CORPORATE AFFAIRS of the British Virgin Islands HEREBY CERTIFIES that, pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of a change of name having been complied with

Luckin Coffee Inc.

BVI COMPANY NUMBER **1948171**

which was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on the 16th day of June, 2017 has changed its name to

Luckin Coffee Investment Inc.

this 15th day of December, 2017.

*for* **REGISTRAR OF CORPORATE AFFAIRS**
15th day of December, 2017